AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RENTECH, INC.
(Exact name of Registrant as specified in its charter)

Colorado	84-0957421
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
10877 Wilshire Boulevard, Suite 600
Los Angeles, California 90024
(310) 571-9800
(Address of principal executive offices)
Amended and Restated Rentech, Inc. 2009 Incentive Award Plan
(Full title of the Plan)
D. Hunt Ramsbottom
President and Chief Executive Officer
Rentech, Inc.
10877 Wilshire Boulevard, Suite 600
Los Angeles, California 90024
(Name and address of agent for service)
(310) 571-9800
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering	Aggregate Offering	Registration
Title of Securities to be Registered	Registered (1)	Price Per Share (2)	Price	Fee
Common Stock, par value $0.01 per share, to be issued under the above-captioned plan	15,000,000	$0.97	$14,555,000	$1,689.26

(1)	Represents an increase in the number of shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Registrant available for issuance under the Amended and Restated Rentech, Inc. 2009 Incentive Award Plan from 9,500,000 to 24,500,000. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Common Stock of the Registrant to be offered or issued as a result of stock splits, stock dividends or similar transactions.

(2)	This estimate is made pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, on the basis of the average of the high ($1.03) and low ($0.91) prices of the Registrant’s Common Stock as reported on the NYSE AMEX on May 11, 2011.

EXPLANATORY NOTE
In accordance with General Instruction E to Form S-8, this Registration Statement registers an additional 15,000,000 shares of Common Stock of Rentech, Inc. (the “Registrant”), for issuance pursuant to the Amended and Restated Rentech, Inc. 2009 Incentive Award Plan (the “Plan”). The contents of the earlier Registration Statement on Form S-8 (Reg. No. 333-159540) filed with respect to the Plan with the Securities and Exchange Commission (“SEC”) on May 28, 2009 are, to the extent not modified herein, hereby incorporated by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The following documents, which were filed by the Registrant with the SEC, are incorporated herein by reference:
•	Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as amended by Amendment No. 1 thereto on Form 10-K/A;
•	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011;
•	Current Reports on Form 8-K filed October 7, 2010, November 29, 2010, December 9, 2010, February 9, 2011, April 15, 2011, May 2, 2011 and May 13, 2011; and
•	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. The Registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers
Section 7-108-402 of the Colorado Business Corporation Act provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. The articles of incorporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which the provision becomes effective. The Registrant’s articles of incorporation contain a provision eliminating liability as permitted by the statute. The Registrant’s articles of incorporation further provide that its directors and officers will not be held personally liable for any injury to persons or property caused by a tort committed by any of it employees unless either (i) the director or officer was personally involved in the situation leading to the litigation or (ii) the director or officer committed a criminal offense in connection with the litigation.
Section 7-109-103 of the Colorado Business Corporation Act provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter, trustee of, or similar position with, another corporation or other entity or of any employee benefit plan (a “Director”) or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which the Director was a party, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation. The Registrant’s articles of incorporation do not contain any such limitation.

Section 7-109-102 of the Colorado Business Corporation Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director, against any obligation incurred with respect to a Proceeding, to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the Director conducted himself or herself in good faith and the Director reasonably believed, in the case of conduct in an official capacity with the corporation, that the Director’s conduct was in the corporation’s best interests and, in all other cases, the Director’s conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the Director had no reasonable cause to believe that his or her conduct was unlawful. The Registrant’s articles of incorporation mandate such indemnification except with respect to actions by or in the right of the Registrant in which a Director is adjudged liable to the Registrant. A corporation may not indemnify a Director in connection with any Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit.
Section 7-109-105 of the Colorado Business Corporation Act authorizes a court of competent jurisdiction to order indemnification if it determines that the Director is (i) entitled to mandatory indemnification under Section 7-109-103 (in which case the court also shall order the Colorado corporation to pay the Director’s reasonable expenses incurred to obtain court-ordered indemnification) or (ii) fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the Director met the standard of conduct under Section 7-109-102 or was adjudged liable in an action by or in the right of the Registrant. or on the basis that he derived an improper personal benefit (except that the indemnification in these circumstances is limited to the reasonable expenses incurred in connection with the Proceeding and reasonable expenses incurred to obtain court-ordered indemnification).
Under Section 7-109-107 of the Colorado Business Corporation Act, unless otherwise provided in its articles of incorporation, a Colorado corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. The Registrant’s articles of incorporation provide for indemnification of its officers, employees, fiduciaries and agents to the same extent as its directors.
Section 7-109-104 of the Colorado Business Corporation Act authorizes a Colorado corporation to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the Director, officer, employee, fiduciary or agent undertakes in writing to repay the amount if it is a ultimately determined that such person did not meet the statutory standards of conduct and a determination is made that the facts then known to those making the determination would not preclude indemnification under the Colorado Business Corporation Act.
Section 7-109-106 of the Colorado Business Corporation Act provides that the determination that a Director or other person is entitled to indemnification or advancement of expenses under the Act is to be made by (i) the board of directors by a majority vote of those present at a meeting at which a quorum is present (and only those directors not parties to the Proceeding shall be counted in satisfying the quorum), (ii) if a quorum cannot be obtained, by a majority vote of a committee of the board, which shall consist of two or more directors not parties to the Proceeding (except that directors who are parties to the Proceeding may participate in the designation of the directors for the committee) or (iii) by the corporation’s shareholders. With respect to clauses (i) and (ii), if a quorum of the board cannot be obtained and a committee cannot be established (or even if quorum is obtained or a committee is designated), if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made under the Act must be made by independent legal counsel selected by a vote of the board or committee constituted in the manner contemplated in the preceding sentence or if a quorum cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors. Authorization of indemnification and advancement of expenses must be made in the same manner as the determination that indemnification or advancement of expenses is permissible; except that, if the determination that indemnification or advancement of expenses is permissible is made by independent legal counsel, authorization of indemnification and advancement of expenses is to be made by the body that selected such counsel.
The Registrant has obtained policies of directors’ and officers’ liability insurance. This policy insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 8.	Exhibits
The following is a list of exhibits filed as part of this Registration Statement and incorporated herein:

Exhibit
Number	Description

4.1
Amended and Restated Articles of Incorporation, dated April 29, 2005 (incorporated by reference to Exhibit 3(i) to Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2005, filed May 9, 2005).

4.2
Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2008, filed May 9, 2008).

4.3	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 22, 2009).

4.4	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 14, 2010).

4.5	Bylaws dated November 30, 2004 (incorporated by reference to Exhibit 3(ii) to Annual Report on Form 10-K for the year ended September 30, 2004, filed December 9, 2004).

5.1	Opinion of Holland & Hart LLP, Colorado Counsel of the Registrant.

10.1	Amended and Restated Rentech, Inc. 2009 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed May 13, 2011).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ehrhardt Keefe Steiner & Hottman P.C.

23.3	Consent of Holland & Hart LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page hereto).

Item 9.	Undertakings
1. The undersigned Registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California, on this 13th day of May, 2011.

RENTECH, INC.
By:	/s/ D. Hunt Ramsbottom
D. Hunt Ramsbottom, President, Chief
Executive Officer and Director
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints D. Hunt Ramsbottom and Colin M. Morris, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. Hunt Ramsbottom D. Hunt Ramsbottom	Director, President and Chief Executive Officer (Principal Executive Officer)	May 13, 2011

/s/ Dan J. Cohrs Dan J. Cohrs	Chief Financial Officer (Principal Financial Officer)	May 13, 2011

/s/ Eileen Ney Eileen Ney	Chief Accounting Officer (Principal Accounting Officer)	May 13, 2011

/s/ Dennis L. Yakobson Dennis L. Yakobson	Chairman of the Board	May 13, 2011

/s/ Michael S. Burke Michael S. Burke	Director	May 13, 2011

/s/ Edward M. Stern Edward M. Stern	Director	May 13, 2011

/s/ Michael R. Ray Michael R. Ray	Director	May 13, 2011

/s/ Halbert S. Washburn Halbert S. Washburn	Director	May 13, 2011

/s/ Ronald M. Sega Ronald M. Sega	Director	May 13, 2011

/s/ John A. Williams John A. Williams	Director	May 13, 2011

/s/ Wesley K. Clark Wesley K. Clark	Director	May 13, 2011

S-1

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1
Amended and Restated Articles of Incorporation, dated April 29, 2005 (incorporated by reference to Exhibit 3(i) to Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2005, filed May 9, 2005).

4.2
Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2008, filed May 9, 2008).

4.3	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 22, 2009).

4.4	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 14, 2010).

4.5	Bylaws dated November 30, 2004 (incorporated by reference to Exhibit 3(ii) to Annual Report on Form 10-K for the year ended September 30, 2004, filed December 9, 2004).

5.1	Opinion of Holland & Hart LLP, Colorado Counsel of the Registrant.

10.1	Amended and Restated Rentech, Inc. 2009 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed May 13, 2011).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ehrhardt Keefe Steiner & Hottman P.C.

23.3	Consent of Holland & Hart LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page hereto).